Exhibit 99.1

Janus Henderson Group plc Reports First Quarter 2020 Diluted EPS of US$(1.35),

or US$0.60 on an Adjusted Basis

•	Solid long-term investment performance, with 65% and 66% of assets under management (‘AUM’) outperforming relevant benchmarks on a 3 and 5 year basis, respectively, as at 31 March 2020
•

First quarter 2020 operating income of US$(332.4) million includes goodwill and intangible asset impairment charges of US$487.3 million. Adjusted operating income of US$164.5 million is up 15% compared to the same period a year ago

•	AUM of US$294.4 billion, down 21% compared to the prior quarter, reflecting the impact of COVID-19 and net outflows. Average AUM of US$352.7 billion is down 3% compared to the prior quarter
•	Completed US$31 million of share buybacks during the first quarter
•	Board declared quarterly dividend of US$0.36 per share

LONDON — 30 April 2020 — Janus Henderson Group plc (NYSE/ASX: JHG; ‘JHG’, ‘the Group’) published its first quarter 2020 results for the period ended 31 March 2020.

First quarter 2020 operating income was US$(332.4) million compared to US$154.3 million in the fourth quarter 2019 and US$124.5 million in the first quarter 2019. Adjusted operating income, adjusted for the goodwill and intangible asset impairments and one-time, acquisition and transaction related costs, of US$164.5 million decreased 4% compared to US$171.0 million in the fourth quarter 2019 and increased 15% compared to US$143.4 million in the first quarter 2019.

First quarter 2020 diluted earnings (loss) per share was US$(1.35) compared to US$0.59 in the fourth quarter 2019 and US$0.48 in the first quarter 2019. Adjusted diluted earnings per share of US$0.60 decreased 8% compared to US$0.65 in the fourth quarter 2019 and increased 7% versus US$0.56 in the first quarter 2019.

First quarter 2020 includes goodwill and intangible asset impairment charges of US$487.3 million.

Dick Weil, Chief Executive Officer of Janus Henderson Group plc, stated:

“At Janus Henderson, our top priority has been looking after the health and safety of our employees and their loved ones.  In a short time, we have successfully implemented business continuity plans across all of our offices enabling us to continue to deliver for our clients.

“As an active manager, we have an important role in helping our clients navigate and make sense of volatile markets. We have seen our teams across the firm collaborate more than ever through relevant content, analysis and insights as we collectively work to protect our clients in the near term while maintaining a clear focus on delivering superior outcomes over the long term.

“This is supported by our financial foundation which remains very strong with solid first quarter financial results, US$800 million of cash on the balance sheet and little debt. As you would expect, we are managing our expenses carefully and the focus we have had on cost discipline will also support our positioning through this period. We continue to be a highly cash-generative business, which supports the ongoing needs of the business whilst returning cash to shareholders.

“I am proud of the effort and professionalism displayed by our people during this difficult period, as well as the initiatives we have undertaken to support our local communities and charity partners.  Our culture and values are particularly important at times such as these, and I want to thank everyone at Janus Henderson for their commitment and dedication to our clients and each other.”

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Group presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’ or ‘GAAP’). However, JHG management evaluates the profitability of the Group and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See ‘Reconciliation of non-GAAP financial information’ below for additional information.

	Three months ended
	31 Mar	31 Dec	31 Mar
	2020	2019	2019
GAAP basis:
Revenue	554.9	601.2	519.3
Operating expenses	887.3	446.9	394.8
Operating income (loss)	(332.4)	154.3	124.5
Operating margin	(59.9)%	25.7%	24.0%
Net income (loss) attributable to JHG	(247.0)	112.0	94.1
Diluted earnings (loss) per share	(1.35)	0.59	0.48

Adjusted basis:
Revenue	442.7	463.1	417.4
Operating expenses	278.2	292.1	274.0
Operating income	164.5	171.0	143.4
Operating margin	37.2%	36.9%	34.4%
Net income attributable to JHG	112.7	123.9	110.0
Diluted earnings per share	0.60	0.65	0.56

First quarter 2020 adjusted revenue of US$442.7 million decreased from the fourth quarter 2019 result of US$463.1 million due to lower average AUM, lower performance fees and partially offset by a higher net management fee margin. First quarter 2020 adjusted operating income of US$164.5 million declined from US$171.0 million in the fourth quarter 2019, primarily driven by the impact of adverse market conditions.

DIVIDEND AND SHARE BUYBACK

On 29 April 2020, the Board declared a first quarter dividend in respect of the three months ended 31 March 2020 of US$0.36 per share. Shareholders on the register on the record date of 11 May 2020 will be paid the dividend on 27 May 2020. Janus Henderson does not offer a dividend reinvestment plan.

As part of the US$200 million on-market buyback programme approved by the Board in February 2020, JHG purchased approximately 2.1 million of its ordinary shares on the NYSE and its CHESS Depositary Interests (CDIs) on the ASX in the first quarter, for a total outlay of US$31.2 million.

Net tangible assets per share

US$	31 Mar 2020	31 Dec 2019
Net tangible assets / (liabilities) per ordinary share	2.35	1.68

Net tangible assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client switches.

Total Group comparative AUM and flows

	Three months ended
	31 Mar	31 Dec	31 Mar
	2020	2019	2019
Opening AUM	374.8	356.1	328.5
Sales	21.4	18.7	15.6
Redemptions	(33.6)	(25.4)	(23.0)
Net sales / (redemptions)	(12.2)	(6.7)	(7.4)
Market / FX	(64.0)	25.4	36.2
Acquisitions / (disposals)	(4.2)	—	—
Closing AUM	294.4	374.8	357.3

Quarterly AUM and flows by capability

		Fixed	Quantitative
	Equities	Income	Equities	Multi-Asset	Alternatives	Total
AUM 31 Mar 2019	188.8	72.5	49.6	33.4	13.0	357.3
Sales	6.9	5.5	0.2	2.1	0.9	15.6
Redemptions	(12.9)	(5.2)	(4.3)	(1.5)	(1.5)	(25.4)
Net sales / (redemptions)	(6.0)	0.3	(4.1)	0.6	(0.6)	(9.8)
Market / FX	8.5	0.7	2.1	1.1	(0.1)	12.3
AUM 30 Jun 2019	191.3	73.5	47.6	35.1	12.3	359.8
Sales	6.0	6.1	0.3	2.4	0.5	15.3
Redemptions	(8.0)	(4.7)	(2.7)	(2.0)	(1.4)	(18.8)
Net sales / (redemptions)	(2.0)	1.4	(2.4)	0.4	(0.9)	(3.5)
Market / FX	(1.1)	0.1	0.4	0.8	(0.4)	(0.2)
AUM 30 Sep 2019	188.2	75.0	45.6	36.3	11.0	356.1
Sales	9.4	5.6	0.3	2.7	0.7	18.7
Redemptions	(10.7)	(8.4)	(3.6)	(1.3)	(1.4)	(25.4)
Net sales / (redemptions)	(1.3)	(2.8)	(3.3)	1.4	(0.7)	(6.7)
Market / FX	17.1	2.6	2.9	2.1	0.7	25.4
AUM 31 Dec 2019	204.0	74.8	45.2	39.8	11.0	374.8
Sales	8.8	8.0	0.4	3.5	0.7	21.4
Redemptions	(15.7)	(11.4)	(2.4)	(2.5)	(1.6)	(33.6)
Net sales / (redemptions)	(6.9)	(3.4)	(2.0)	1.0	(0.9)	(12.2)
Market / FX	(43.2)	(6.1)	(8.6)	(5.3)	(0.8)	(64.0)
Acquisitions / (disposals)	(4.0)	—	—	(0.2)	—	(4.2)
AUM 31 Mar 2020	149.9	65.3	34.6	35.3	9.3	294.4

Average AUM

	Three months ended
	31 Mar	31 Dec	31 Mar
	2020	2019	2019
Equities	189.3	194.5	182.8
Fixed Income	71.6	74.2	73.3
Quantitative Equities	42.0	44.8	48.3
Multi-Asset	39.4	37.8	32.1
Alternatives	10.4	11.1	13.5
Total	352.7	362.4	350.0

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (at 31 March 2020)

Capability	1 year	3 years	5 years
Equities	43%	69%	70%
Fixed Income	48%	55%	61%
Quantitative Equities	35%	28%	9%
Multi-Asset	86%	87%	93%
Alternatives	95%	97%	97%
Total	50%	65%	66%

Outperformance is measured based on composite performance gross of fees vs primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees vs zero for absolute return strategies, (2) fund net of fees vs primary index or (3) fund net of fees vs Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETFs, Managed CDOs, Private Equity funds and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 6% of AUM as at 31 March 2020. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (at 31 March 2020)

Capability	1 year	3 years	5 years
Equities	60%	85%	78%
Fixed Income	75%	82%	70%
Quantitative Equities	37%	57%	46%
Multi-Asset	91%	91%	92%
Alternatives	98%	60%	98%
Total	69%	84%	79%

Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (US Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs and Australian Managed Investment Schemes. The top two Morningstar quartiles represent funds in the top half of their category based on total return. On an asset-weighted basis, 80%, 74%, 82%, 82% and 86% of total mutual fund AUM were in the top 2 Morningstar quartiles for the 10-year periods ended 31 Mar 2019, 30 Jun 2019, 30 Sep 2019, 31 Dec 2019 and 31 Mar 20 respectively. For the 1-, 3-, 5- and 10-year periods ending 31 Mar 2020, 59%, 63%, 62% and 65% of the 202, 194, 182 and 145 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on ‘primary’ share class (Class I Shares, Institutional Shares or share class with longest history for US Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2020 Morningstar, Inc. All Rights Reserved.

SECOND QUARTER 2020 RESULTS

Janus Henderson intends to publish its second quarter 2020 results on 29 July 2020.

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FIRST QUARTER 2020 RESULTS BRIEFING INFORMATION

Chief Executive Officer Dick Weil and Chief Financial Officer Roger Thompson will present these results on 30 April 2020 on a conference call and webcast to be held at 8am EDT, 1pm BST,  10pm AEST.

Those wishing to participate should call:

United Kingdom	0800 358 6377 (toll free)
US & Canada	800 239 9838 (toll free)
Australia	1 800 573 793 (toll free)
All other countries	+1 323 794 2551 (this is not a toll free number)
Conference ID	9138065

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (www.janushenderson.com/ir).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 March 2020, Janus Henderson had approximately US$294 billion in assets under management, more than 2,000 employees, and offices in 28 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
Jim Kurtz	Stephen Sobey
Investor Relations Manager +1 (303) 336 4529	Head of Media Relations +44 (0) 20 7818 2523
jim.kurtz@janushenderson.com	stephen.sobey@janushenderson.com

Or	United Kingdom: FTI Consulting
Investor Relations	Tom Blackwell + 44 (0) 20 3727 1051
investor.relations@janushenderson.com	tom.blackwell@FTIConsulting.com

Asia Pacific: Honner
Craig Morris
+ 61 2 8248 3757
craig@honner.com.au

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2020	2019	2019
Revenue:
Management fees	439.6	457.8	441.9
Performance fees	14.6	18.3	(5.6)
Shareowner servicing fees	50.3	71.9	35.9
Other revenue	50.4	53.2	47.1
Total revenue	554.9	601.2	519.3

Operating expenses:
Employee compensation and benefits	155.6	163.1	145.0
Long-term incentive plans	33.6	44.5	48.4
Distribution expenses	112.2	138.1	101.9
Investment administration	11.7	13.8	11.8
Marketing	6.7	10.0	7.5
General, administrative and occupancy	65.2	60.3	65.2
Impairment of goodwill and intangible assets	487.3	—	—
Depreciation and amortisation	15.0	17.1	15.0
Total operating expenses	887.3	446.9	394.8

Operating income (loss)	(332.4)	154.3	124.5

Interest expense	(3.3)	(3.3)	(4.1)
Investment gains (losses), net	(50.5)	12.1	13.3
Other non-operating income (expenses), net	32.2	(5.8)	(3.9)
Income (loss) before taxes	(354.0)	157.3	129.8
Income tax benefit (provision)	68.8	(36.9)	(29.9)
Net income (loss)	(285.2)	120.4	99.9
Net loss (income) attributable to noncontrolling interests	38.2	(8.4)	(5.8)
Net income (loss) attributable to JHG	(247.0)	112.0	94.1
Less: allocation of earnings to participating stock-based awards	—	(3.1)	(2.4)
Net income (loss) attributable to JHG common shareholders	(247.0)	108.9	91.7

Basic weighted-average shares outstanding (in millions)	182.4	183.6	191.8
Diluted weighted-average shares outstanding (in millions)	182.4	184.1	192.5

Diluted earnings (loss) per share (in US$)	(1.35)	0.59	0.48

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of US GAAP revenue, operating expenses, operating income, net income attributable to JHG and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG and adjusted diluted earnings per share.

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2020	2019	2019
Reconciliation of revenue to adjusted revenue
Revenue	554.9	601.2	519.3
Management fees[1]	(44.1)	(48.0)	(49.6)
Shareowner servicing fees[1]	(41.1)	(62.7)	(27.2)
Other revenue[1]	(27.0)	(27.4)	(25.1)
Adjusted revenue	442.7	463.1	417.4

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	887.3	446.9	394.8
Employee compensation and benefits[2]	(1.4)	(6.3)	(4.3)
Long-term incentive plans[2]	0.1	0.2	0.2
Distribution expenses[1]	(112.2)	(138.1)	(101.9)
General, administration and occupancy[2]	(1.9)	(3.2)	(7.4)
Impairment of goodwill and intangible assets[3]	(487.3)	—	—
Depreciation and amortisation[3]	(6.4)	(7.4)	(7.4)
Adjusted operating expenses	278.2	292.1	274.0

Reconciliation of operating income to adjusted operating income
Operating income (loss)	(332.4)	154.3	124.5
Employee compensation and benefits[2]	1.4	6.3	4.3
Long-term incentive plans[2]	(0.1)	(0.2)	(0.2)
General, administration and occupancy[2]	1.9	3.2	7.4
Impairment of goodwill and intangible assets[3]	487.3	—	—
Depreciation and amortisation[3]	6.4	7.4	7.4
Adjusted operating income	164.5	171.0	143.4

Operating margin	(59.9)%	25.7%	24.0%
Adjusted operating margin	37.2%	36.9%	34.4%

Reconciliation of net income (loss) attributable to JHG to adjusted net income attributable to JHG
Net income (loss) attributable to JHG	(247.0)	112.0	94.1
Employee compensation and benefits[2]	1.4	6.3	4.3
Long-term incentive plans[2]	(0.1)	(0.2)	(0.2)
General, administration and occupancy[2]	1.9	3.2	7.4
Impairment of goodwill and intangible assets[3]	487.3	—	—
Depreciation and amortisation[3]	6.4	7.4	7.4
Interest expense[4]	0.1	0.2	0.9
Other non-operating income (expenses), net[4]	(25.9)	(1.9)	0.4
Income tax benefit (provision)[5]	(111.4)	(3.1)	(4.3)
Adjusted net income attributable to JHG	112.7	123.9	110.0
Less: allocation of earnings to participating stock-based awards	(3.2)	(3.4)	(2.8)
Adjusted net income attributable to JHG common shareholders	109.5	120.5	107.2

Weighted-average diluted common shares outstanding – diluted (two class) (in millions)	182.4	184.1	192.5
Diluted earnings (loss) per share (two class) (in US$)	(1.35)	0.59	0.48
Adjusted diluted earnings per share (two class) (in US$)	0.60	0.65	0.56

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and service fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue.

[2]

Adjustments primarily represent integration costs in relation to the Merger, including severance costs, legal costs and consulting fees. Adjustments for the three months ended 31 March 2019 also include an impairment of sub-leased office space. JHG management believes these costs are not representative of our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognised at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortised on a straight-line basis over the expected life of the contracts. Adjustments for the three months ended 31 March 2020, also include impairment charges of our goodwill and certain mutual fund investment management agreements and client relationships. JHG management believes these non-cash and acquisition-related costs are not representative of the ongoing operations of the Group.

[4]

Adjustments for the three months ended 31 March 2020 primarily relate to the gain recognised on the disposal of Geneva during the quarter. Other adjustments include contingent consideration adjustments associated with prior acquisitions and increased debt expense as a consequence of the fair value uplift on debt due to acquisition accounting. JHG management believes these costs are not representative of our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

Condensed consolidated balance sheets (unaudited)

	31 Mar	31 Dec
(in US$ millions)	2020	2019
Assets:
Cash and cash equivalents	732.5	733.9
Investment securities	250.6	253.5
Property, equipment and software, net	84.0	84.7
Intangible assets and goodwill, net	3,958.8	4,592.9
Assets of consolidated variable interest entities	653.5	1,010.9
Other assets	964.5	945.8
Total assets	6,643.9	7,621.7

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	315.5	316.2
Deferred tax liabilities, net	602.7	729.1
Liabilities of consolidated variable interest entities	83.1	57.1
Other liabilities	785.2	935.2
Redeemable noncontrolling interests	464.0	677.9
Total equity	4,393.4	4,906.2
Total liabilities, redeemable noncontrolling interests and equity	6,643.9	7,621.7

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions)	2020	2019	2019
Cash provided by (used for):
Operating activities	37.9	207.0	(34.7)
Investing activities	41.8	(364.7)	51.3
Financing activities	(46.0)	176.0	(198.3)
Effect of exchange rate changes	(28.0)	4.5	5.0
Net change during period	5.7	22.8	(176.7)

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STATUTORY DISCLOSURES

Associates and joint ventures

At 31 March 2020, the Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

•	LongTail Alpha LLC. Ownership 20%

Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance with US GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson Group’s Annual Report on Form 10‑K for the year ended 31 December 2019, on file with the SEC (Commission file no. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

Corporate governance principles and recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained, and the Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group. This opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

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FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus Henderson Group’s Annual Report on Form 10‑K for the fiscal year ended 31 December  2019, Current Report on Form 8-K dated 29 April 2020, and in other filings or furnishings made by the Company with the Securities and Exchange Commission from time to time (Commission file no. 001‑38103), including those that appear under headings such as ‘Risk Factors’ and ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’. Many of these factors are beyond the control of JHG and its management. Any forward-looking statements contained in this document are as at the date on which such statements were made. Janus Henderson Group assumes no duty to update them, even if experience, unexpected events, or future changes make it clear that any projected results expressed or implied therein will not be realised.

Annualised, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Mutual funds in the US are distributed by Janus Henderson Distributors.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a US fund prospectus or, if available, a summary prospectus containing this and other information, please contact your investment professional or call 800.668.0434. Read it carefully before you invest or send money.

Janus Henderson, Janus, Henderson, Intech and Knowledge. Shared are trademarks of Janus Henderson Group plc or one of its subsidiaries. © Janus Henderson Group plc.

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